                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                             Aerovox Incorporated
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                             Aerovox Incorporated
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                              AEROVOX INCORPORATED

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 9, 1995

                               ----------------

To the Shareholders of Aerovox Incorporated

  Notice is hereby given that the Annual Meeting of Shareholders of Aerovox Incorporated (the "Company") will be held at the offices of Ropes & Gray, One International Place, Room 36/1, Boston, Massachusetts 02110, at 10:00 a.m. on Tuesday, May 9, 1995 for the following purposes:

    1. To elect three Class III directors to serve until the 1998 Annual
  Meeting.

    2. To approve an amendment to the Company's 1989 Stock Option Plan for Directors to increase the number of shares of Common Stock of this corporation reserved for issuance under the Plan from 50,000 to 80,000 and to change the vesting schedule so that options become exercisable on the first anniversary of the date of the grant.

    3. To transact any other business that may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on March 14, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at this meeting and at any adjourned session thereof.

  TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

                                          By order of the Board of Directors

                                          /s/ RONALD F. MURPHY

                                          RONALD F. MURPHY, Secretary

Boston, Massachusetts
March 24, 1995

                              AEROVOX INCORPORATED
                             370 FAUNCE CORNER RD.
                           NORTH DARTMOUTH, MA 02747

                         ANNUAL MEETING OF SHAREHOLDERS

                                PROXY STATEMENT

                               ----------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of Aerovox Incorporated (the "Company") to be voted at the Annual Meeting of Shareholders to be held on May 9, 1995 and at any adjourned session thereof. You can ensure that your shares will be voted by signing and returning the enclosed proxy in the envelope provided. Sending in a proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by a written revocation received by the Secretary, by a subsequently dated proxy or by oral revocation in person to the Secretary at the meeting. This Proxy Statement and accompanying proxy will be mailed commencing on or about April 3, 1995 to all shareholders entitled to vote at the meeting. The Annual Report to Shareholders for the Company's fiscal year ended December 31, 1994 is being mailed with this Proxy Statement.

  The cost of solicitation of proxies will be borne by the Company. Directors, officers and employees of the Company may solicit proxies by telephone, facsimile or personal interview, but will not be specially compensated for such service. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares. In addition, the Company has retained Beacon Hill Partners, Inc. to assist in the solicitation of proxies for a fee of $2,000.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

  The persons named in the enclosed proxy intend to vote in favor of the election of the three nominees named below, one of whom is now a director of the Company, as Class III directors unless authority to vote for the election of all of such nominees is withheld by marking the box entitled "WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES" on the enclosed proxy. Authority to vote for any individual nominee may be withheld by writing the name of the nominee in the space provided on the enclosed proxy.

  The Company's By-laws provide for not more than fifteen nor less than three members of the Board of Directors, as determined by the Board of Directors. The Board of Directors has fixed the number of directors for the ensuing year at eight members. As provided in the Company's Amended and Restated Certificate of Incorporation and By-Laws, the Board of Directors is divided into three classes. Directors of each class are considered for re-election at the Annual Meeting of Shareholders held in the year in which the term of such class expires and serve thereafter for three years.

  The persons elected as Class III directors will serve until the 1998 Annual Meeting of Shareholders and until their successors are elected and shall qualify. The remaining five incumbent directors will continue to serve as set forth below. Each of the nominees is expected to be able to serve, but if any nominee is unable to serve, or should any vacancy arise for whatever reason, the proxies intend to vote the shares to which this proxy relates for the election of such other person or persons as may be designated by the Board of Directors or, in the absence of such designation, in such other manner as they may in their discretion determine. Alternatively, in any such situation, the Board of Directors may take action to fix the number of directors for the ensuing year at the number of nominees named herein who are then able to serve. Proxies will then be voted for the election of such nominees, except to the extent the authority to so vote is withheld.

  The Board of Directors has adopted a director retirement policy pursuant to which directors retire from the board prior to the Annual Meeting of Stockholders in the calendar year following the calendar year in which their seventieth birthday shall occur. Herbert J. Rowe, who has served on the Company's Board of Directors since 1989, will be retiring from the Board at the Annual Meeting pursuant to the Board's director retirement policy described above. Kenneth F. Yontz, a Director since 1989, has determined not to stand for re-election as a Class III Director. The Company thanks Mr. Rowe and Mr. Yontz for their years of service.

  On December 13, 1994, the Board of Directors elected William G. Little to fill the unexpired term of Richard D. Capra, a Class I Director, who resigned his position on the Board on November 29, 1994, when he assumed the role of senior vice president of the Company and president of the Aero M Group.

  The names of the nominees as Class III directors and incumbent Class I and Class II directors, their ages, and certain other information regarding the nominees and incumbent directors are set forth in the following table.

NAME                             AGE                 INFORMATION
- - ----                             ---                 -----------

              NOMINEES AS CLASS III DIRECTORS--TERMS EXPIRING 1998

Dennis Horowitz.................  49 Mr. Horowitz is Corporate Vice President,
                                      Americas, AMP Incorporated, a manufacturer
                                      of electronic components. Mr. Horowitz was
                                      President and Chief Executive Officer of
                                      Philips Technologies, a manufacturer of
                                      electrical and electronic equipment and
                                      components, from 1993 to 1994; and of
                                      Philips Components, a manufacturer of
                                      electrical and electronic components and
                                      photonic products, from 1990 to 1993; and
                                      of Magnovox CATV Systems (now called
                                      Philips Broadband), a manufacturer of
                                      cable television equipment, from 1986 to
                                      1990--all divisions of Philips Electronics
                                      North America Corporation. Mr. Horowitz is
                                      a director of Superconductor Technologies,
                                      Inc.
Ronald F. Murphy................  65 Mr. Murphy is the Senior Vice President and
Director since 1989                   Treasurer (since 1976) and Secretary
                                      (since April, 1989) of Aerovox. Mr. Murphy
                                      has been a director of Aerovox and its
                                      predecessors since 1976.
Benedict P. Rosen...............  59 Mr. Rosen is President and Chief Executive
                                      Officer of AVX Corporation, a manufacturer
                                      of passive electronic components, which he
                                      joined in 1972. From 1990 to 1993, Mr.
                                      Rosen was President and Chief Operating
                                      Officer of AVX Corporation, and was
                                      Executive Vice President of the company
                                      from 1985 to 1990. He serves as a Managing
                                      Director of Kyocera Corporation, AVX's
                                      parent company, and as President of
                                      Kyocera subsidiary Elco Corporation, a
                                      supplier of electronic connectors.

NAME                             AGE                 INFORMATION
- - ----                             ---                 -----------

               INCUMBENT CLASS II DIRECTORS--TERMS EXPIRING 1997

James B. Hangstefer.............  68 Mr. Hangstefer is President of Cordel
Director since 1989                   Associates, Inc., a management consulting
                                      firm. From September 1972 to November
                                      1990, Mr. Hangstefer was President of
                                      Silenus Wines Incorporated, an importer,
                                      wholesaler and retailer of fine wines. Mr.
                                      Hangstefer is a director of Dynatech
                                      Corporation.
Clifford H. Tuttle..............  64 Mr. Tuttle is the Chairman of the Board
Director since 1989                   (since 1989), President and Chief
                                      Executive Officer (since 1973) of Aerovox.
                                      Mr. Tuttle has been a director of Aerovox
                                      and its predecessors since 1973.

                INCUMBENT CLASS I DIRECTORS--TERMS EXPIRING 1996.

John F. Brennan.................  62 Mr. Brennan is Dean, School of Management,
Director since 1989                   Suffolk University. He was F. William
                                      Harder Professor of Management at Skidmore
                                      College from 1984 to 1992, Chairman and
                                      Chief Executive Officer of the H. T.
                                      Hackney Company from 1981 to 1983 and of
                                      Chemical Separations Corporation from 1972
                                      to 1981. Mr. Brennan serves as a director
                                      of The Timberland Company and Data Storage
                                      Corp.
William G. Little...............  53 Mr. Little is President and Chief Executive
Director since 1994                   Officer of Quam Nichols Co., a
                                      manufacturer of commercial audio products,
                                      which he joined in 1970.
John L. Sprague.................  64 Dr. Sprague is currently President of John
Director since 1989                   L. Sprague Associates, a private
                                      management and business consulting firm.
                                      From 1981 through 1987 Dr. Sprague served
                                      as President and Chief Executive Officer
                                      of Sprague Electric Co., a manufacturer of
                                      electronic components, which he joined in
                                      1959. Dr. Sprague is a director of State
                                      Mutual Life Assurance Co. of America and
                                      California Micro Devices Corp.

  Directors who are not employees of the Company receive annual fees in the amount of $12,000, plus $1,500 for each Board meeting attended and $500 for each meeting of a Committee of the Board attended in conjunction with a Board meeting, and $1,000 for committee meetings held separately from a Board meeting. Members of the Executive Committee and Committee Chairmen receive an additional $1,000 per year. All Directors are reimbursed for out-of-pocket expenses incurred in attending such meetings.

  During fiscal 1994, two Directors received additional fees for special services they provided, including consulting. Mr. Brennan received $750 and Mr. Rowe, $3,250.

  The Board has established an Executive Committee, an Audit Committee, a Finance Committee, a Compensation Committee and a Nominating Committee. The Executive Committee, consisting of Messrs. Brennan, Capra (through November
1994), Rowe, Sprague and Tuttle (Chairman), has the authority to act for the Board of Directors between meetings of the full Board. The Executive Committee did not hold any meetings during fiscal 1994. After the Annual Meeting, the Committee will consist of Messrs. Horowitz, Rosen, Sprague and Tuttle (Chairman).

  The Audit Committee, consisting of Messrs. Hangstefer, Sprague and Brennan (Chairman), held 2 meetings during fiscal 1994. The Audit Committee is responsible for recommending to the full Board the selection of independent auditors for the Company, reviewing the scope of the audit, reviewing the non-audit services provided by such auditors prior to the performance thereof, review of the audit reports and annual financial statements, review of financial and accounting controls and procedures and review of all related party transactions.

  The Finance Committee, consisting of Messrs. Little (commencing December
1994), Rowe, and Hangstefer (Chairman), held 2 meetings during fiscal 1994. After the Annual Meeting, the Committee will consist of Messrs. Horowitz, Little and Hangstefer (Chairman). The Finance Committee reviews the financial and capital plans of the Company and recommends to the Board an operating budget.

  The Compensation Committee, consisting of Messrs. Brennan, Capra (through November 1994), Little (commencing December 1994) and Rowe (Chairman), held 3 meetings during fiscal 1994. After the Annual Meeting, the Committee will consist of Messrs. Brennan, Rosen and Little (Chairman). The Compensation Committee is responsible for reviewing officer, certain senior manager and director compensation arrangements and certain benefit programs.

  The Nominating Committee, consisting of Messrs. Capra (through November
1994), Hangstefer, Little (commencing December 1994), Sprague and Tuttle (Chairman), held 2 meetings in 1994. After the Annual Meeting, the Committee will consist of Messrs. Brennan, Hangstefer and Sprague (Chairman). The Nominating Committee recommends potential Board members and the re-election of the Directors at the expiration of their respective terms, presents annually a slate of officers for the Board and makes nominations as vacancies occur, recommends to the Board appointments to standing committees and evaluates the effectiveness and performance of all Board committees.

  The Board of Directors held 5 meetings during fiscal 1994. Each of the directors attended at least 75% of all the directors' meetings and the relevant committee meetings during 1994, except Mr. Yontz who attended 60% of the directors' meetings.

  The Company's By-Laws establish an advance notice procedure with respect to stockholder nomination of candidates for election as directors. In general, notice regarding stockholder nominations for director or other stockholder proposals must be received by the Secretary of the Company not less than 45 days prior to the anniversary of the date of the immediately preceding annual meeting and must contain certain specified information concerning the persons to be nominated and the stockholder submitting the nomination or proposal. The presiding officer of the meeting may refuse to acknowledge any director nomination not made in compliance with such advance notice requirements.

 Stock Option Plan for Directors

  The Company has established the 1989 Stock Option Plan for Directors (the "Plan") pursuant to which each of the current directors who is not an employee of the Company (each an "Eligible Director") was awarded options to purchase 2,500 shares of Common Stock upon adoption of the Plan or upon his election as a director, and each newly elected Eligible Director will be awarded options to purchase 2,500 shares of Common Stock on the date of his first election. Following the initial grant, each person who is an Eligible Director on the day immediately succeeding the day of each annual meeting of shareholders of the Company will receive options covering 1,000 shares (subject to the maximum number of shares available under the Plan) of Common Stock on such date, provided that if less than one year elapses between an initial grant and an annual grant, the Eligible Director will receive options covering 250 shares for each quarter of service. The exercise price of each option is 100% of fair market value (as defined in the Plan) on the date of award. The exercise price of the options for 1,000 shares awarded to each Messrs. Brennan, Capra, Hangstefer, Rowe, Sprague and Yontz all in 1994 was $9.00. The exercise price of the Initial Award to Mr. Little in

1994 was $6.75. Options become exercisable on a vesting schedule of one-third on each of the first, second and third anniversaries of the date of grant. 50,000 shares have been authorized for delivery upon exercise of options under the Plan. See Proposal 2, Approval Of Amendment To The Aerovox Incorporated 1989 Stock Option Plan For Directors. The Plan is administered by directors of the Company who are not eligible to receive awards under the Plan (Messrs. Tuttle and Murphy).

                                   PROPOSAL 2

               APPROVAL OF AMENDMENT TO THE AEROVOX INCORPORATED
                      1989 STOCK OPTION PLAN FOR DIRECTORS

SUMMARY OF THE AMENDMENTS

  On January 27, 1995, the Committee of the Board of Directors administering the Aerovox Incorporated 1989 Stock Option Plan for Directors (the "Plan") adopted amendments (the "Amendments") to the Plan (i) to increase the number of shares reserved for issuance upon exercise of options granted to non-employee directors under the Plan from 50,000 to 80,000 and (ii) to change the vesting schedule so that options become exercisable on the first anniversary of the date of the grant. The Board directed submission of the Amendments to the stockholders for approval at the 1995 Annual Meeting of Stockholders. The Company's management believes that it is important to continue to have options available for grant in order to attract and retain non-employee directors of exceptional abilities. Company management also believes that it is appropriate for options granted in a particular year to become exercisable after the director has completed a year of service.

GENERAL

  Under the Plan, each director who was not an employee of the Company (each an "Eligible Director") was awarded options to purchase 2,500 shares of the Company's Common Stock upon adoption of the Plan or upon his election as a director, and each newly elected Eligible Director will be awarded an option to purchase 2,500 shares of Common Stock on the day of his first election. Following the initial grant, each person who is an Eligible Director on the day immediately succeeding the day of each annual meeting of the stockholders of the Company will receive options covering 1,000 shares of the Company's Common Stock (subject to the maximum number of shares available under the Plan) on such date, provided that if less than one year elapses between an initial grant and an annual grant, the Eligible Director will receive options covering 250 shares for each quarter of service. The exercise price of each option is 100% of fair market value (as defined in the Plan) on the date of award. The option exercise price of options for 1,000 shares awarded to each such director following the 1994 Annual Meetings of Stockholders was $9.00. The exercise price of the initial award to Mr. Little in 1994 was $6.75. There are currently outstanding options to purchase an aggregate of 37,250 shares under the Plan with an average exercise price of $6.375. Currently, options become exercisable on a vesting schedule of one-third on each of the first, second and third anniversaries of the date of grant. If proposal No. 2 is adopted, options will become exercisable on the first anniversary of the date of grant. The Plan is administered by directors of the Company who are not eligible to receive awards under the Plan, currently Messrs. Tuttle and Murphy.

  The exercise price of the options under the Plan may be paid in cash or by check, bank draft or money order or by delivery of shares of the Company's Common Stock or by any combination of cash and Common Stock. The maximum term of each option is ten years, and no options may be awarded under the Plan after April 23, 1999. All options are non-transferrable, except by will or by the laws of descent and distribution. Upon the death of any Eligible Director, all options issued to him which are not then exercisable shall terminate. Options that are exercisable at the time of death may be exercised by his administrator or executor, or by the person to whom the option is transferred by will or the applicable laws of descent and distribution, at any time within the three-year period ending with the third anniversary of the director's death, subject in each case to the maximum option term. If an Eligible Director's service for the Company terminates for any reason other than death, all options held by the director that are not exercisable shall terminate and options that are exercisable on the date of termination may be exercised for a period of three months thereafter, subject in each case to the maximum option term.

  In the event of a stock dividend, stock split, combination of shares, recapitalization or other change in the Company's capital stock, the number and kind of shares subject to options, the exercise price and other relevant provisions under the Plan will be appropriately adjusted. In the event of a merger or consolidation of the Company, or sale of all or substantially all assets or dissolution or liquidation of the Company, all outstanding options terminate, but at least 20 days prior to the effective date of such merger, consolidation or sale all options outstanding will become immediately exercisable, provided that, unless the event will give rise to a Change of Control (as defined in the Plan), the Committee may instead arrange that the successor or surviving corporation grant replacement options. In the event of a Change of Control all options will become immediately exercisable.

  The following table sets forth certain information concerning the Plan for fiscal 1994:

                                                     NUMBER OF
                           NUMBER OF SHARES      SHARES UNDERLYING      MARKET VALUE OF
                           UNDERLYING OPTION    OUTSTANDING OPTIONS  SECURITIES UNDERLYING
PLAN PARTICIPANTS        GRANTS IN FISCAL 1994 AT END OF FISCAL YEAR OUTSTANDING OPTIONS(1)
- - -----------------        --------------------- --------------------- ----------------------
NOMINEES:
John F. Brennan.........         1,000                 6,000                $14,062
James B. Hangstefer.....         1,000                 6,000                $14,062
Dennis Horowitz.........           (2)                   (2)                    (2)
William G. Little.......         2,500(3)              2,500                $ 2,188
Benedict P. Rosen.......           (2)                   (2)                    (2)
John L. Sprague.........         1,000                 5,625                $12,890
Current Directors as a
 Group (6 persons)......         7,500                32,125                $71,326

- - --------
(1) Based on the share price of $7.625 on December 30, 1994
(2) Each of Messrs. Horowitz and Rosen will begin participation in the Plan upon their election as directors at the 1995 Annual Meeting.
(3) Initial Grant.

FEDERAL TAX ASPECTS

  The following discussion summarizes certain federal tax consequences associated with options granted under the Plan. The summary is for general information only and does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Plan, nor does it cover state, local or non-U.S. taxes.

  The grant of stock options under the Plan will not result in the recognition of taxable income to the director or in a deduction to the Company. Upon exercise of the option, a director will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price of the option. The Company is entitled to a tax deduction in the same amount. Any gain or loss recognized on a later sale or exchange will be treated as a capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold) as to which the Company will not be entitled to a deduction.

  If a director exercises an option by surrendering previously acquired stock, no gain or loss is recognized on the exchange for an equivalent number of new shares. The director will realize ordinary income, and the Company will be entitled to a corresponding deduction equal to the fair market value of any new shares received in excess of the number of previously acquired shares surrendered in the exchange, less any cash paid.

RECOMMENDATION AND VOTE

  Approval of the Amendment requires the affirmative vote of the holders of at least a majority of the shares of Common Stock present and entitled to vote on the matter. It is the intention of the persons named as proxies to vote shares to which the proxy relates to approve the Amendment unless instructed to the contrary.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ADOPTION OF THE AMENDMENT.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLES

  Set forth below is certain information with respect to compensation paid by the Company or its subsidiaries for the fiscal year ended December 31, 1994 to the Chief Executive Officer and the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                           LONG TERM
                               ANNUAL COMPENSATION        COMPENSATION
                         -------------------------------- ------------
                                                           AWARDS(1)
                                                          ------------
                                                  OTHER
                                                 ANNUAL    SECURITIES  ALL OTHER
        NAME AND                                 COMPEN-   UNDERLYING   COMPEN-
   PRINCIPAL POSITION    YEAR  SALARY   BONUS   SATION(2)   OPTIONS    SATION(3)
   ------------------    ---- -------- -------- --------- ------------ ---------
Clifford H. Tuttle...... 1994 $287,558 $ 52,807     --          --      $18,737
 Chairman of the Board &
  CEO                    1993  244,352  121,292     --          --       14,067
                         1992  226,600      --      --          --       12,337
Ronald F. Murphy........ 1994  174,385   25,962     --          --       11,873
 Senior Vice President &
  Treasurer              1993  156,041   61,197     --          --        7,586
                         1992  141,561   15,000     --          --        9,051
Philip J. Fox........... 1994  145,264   33,913     --          --       10,864
 Senior Vice President,
  Operations Support     1993  138,609   54,360     --          --        9,471
                         1992  135,016   26,962     --          --        8,893
Peter B. Kirschmann..... 1994  168,885   60,930  21,600         --       12,080
 Senior Vice President
  and General Manager,   1993  144,615   84,600  33,459      40,000       8,573
 Aerovox Group           1992      --       --      --          --          --
Earl F. Sherman......... 1994  147,456   47,739     --          --        9,073
 Vice President Market-
  ing, Aerovox Group     1993  145,657      --      --          --        8,217
                         1992  141,041      --      --          --        8,541

- - --------
(1) The Company has not issued restricted stock awards or SARs. In addition, the Company does not maintain a "Long Term Incentive Plan" as that term is defined in the applicable rules.
(2) Does not exceed the lesser of $50,000 or 10% of salary and bonus, except for Mr. Kirschmann who received relocation compensation of $21,600.
(3) The amounts shown for each named officer for fiscal 1994 include matching Company payments for (i) life insurance premiums, and contributions to (ii) the Aerovox Profit Sharing Savings Plan and (iii) the Aerovox Deferred Supplemental Savings Plan, respectively, as follows: Mr. Tuttle: $2,400, $3,750, $12,587; Mr. Murphy: $2,400, $3,750, $5,723; Mr. Fox: $2,400,
    $3,750, $4,714; Mr. Kirschmann: $2,400, $2,391, $7,289; Mr. Sherman:
    $2,400, $3,750, $2,923.

OPTION GRANT TABLE

  No stock options were granted during the fiscal year ended December 31, 1994 to the Chief Executive Officer and the other officers named in the summary compensation table.

YEAR-END OPTION VALUE TABLE

  The following table shows as to the individuals named in the compensation table certain information with respect to options held on December 31, 1994.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                              NUMBER OF
                                                             SECURITIES      VALUE OF
                                                             UNDERLYING     UNEXERCISED
                                                             UNEXERCISED   IN-THE-MONEY
                                                             OPTIONS AT     OPTIONS AT
                                                             FY-END 1994  FY-END 1994(1)
                                                            ------------- ---------------
                         SHARES ACQUIRED                    EXERCISABLE/   EXERCISABLE/
          NAME             ON EXERCISE   VALUE REALIZED ($) UNEXERCISABLE  UNEXERCISABLE
          ----           --------------- ------------------ ------------- ---------------
Clifford H. Tuttle......     50,000           $237,500      50,000/   -0- $231,250/   -0-
Ronald F. Murphy........        --                          40,000/   -0-  185,000/   -0-
Philip J. Fox...........        --                          35,000/ 5,000  161,875/23,125
Peter B. Kirschmann.....        --                           8,000/32,000      -0-/   -0-
Earl F. Sherman.........        --                          24,000/16,000   96,000/64,000

In each case options were granted at fair market value on the date of grant and are non-statutory options. Each option becomes exercisable 20% per year (or earlier upon termination of employment at age 65) and expires ten years from date of grant.
- - --------
(1) Based on the share price of $7.625 which was the closing price for a share of the Company's common stock on December 30, 1994.

 Change of Control Severance Benefits

  The Company has Severance Agreements with certain key employees, including Messrs. Tuttle, Murphy, Fox, Kirschmann and Sherman. Such Severance Agreements provide that if, within 24 months following a "change in control" (as defined in the Severance Agreements), the Company were to terminate the employee's employment other than for cause (as defined) or the employee were to terminate his employment for reasons specified in the agreements, the employee would receive severance pay in an amount equal to the sum of his annual base salary (at the rate in effect immediately before the change of control) plus his target bonus for such year, without deduction for any amounts previously paid under the bonus plan (or twice such base salary and bonus in the case of Mr. Murphy, Mr. Fox, Mr. Kirschmann, and Mr. Sherman and three times such base salary and bonus in the case of Mr. Tuttle). In addition, the Severance Agreements provide for the immediate vesting of bonus awards, stock options etc. and immediate payment of deferred compensation amounts upon such termination. For one year following any such termination of employment, the employee would be entitled to continue participation in all accident and health plans provided by the Company. In the case of Mr. Tuttle, Mr. Murphy, Mr. Fox, Mr. Kirschmann and Mr. Sherman, the Severance Agreements further provide for a "gross-up" under which, if amounts paid under such Agreements would be subject to a federal excise tax on "excess parachute payments," the Company will pay Mr. Tuttle and the above named, as the case may be, an additional amount of cash so that, after payment of all such taxes by the employee, the employee will have received the amount he would have received in the absence of any such tax. For all other executives, the foregoing benefits would be payable whether or not they gave rise to a federal excise tax on so-called "excess parachute payments" or were nondeductible, except to the extent a reduction in amounts paid would maximize the employee's after-tax benefits. The Company would also be obligated to pay all legal fees and expenses reasonably incurred by the employee in seeking enforcement of contractual rights following a change of control.

 Agreement With Mr. Tuttle and Mr. Murphy

  The company has entered into a Consulting, Non-Competition and Confidentiality Agreement with each of Mr. Tuttle and Mr. Murphy in order to assure the Company that the experience and advice of such officers will be available to the Company at the time they retire from active management of the Company. Provided that Messrs. Tuttle and Murphy continue to serve as executive officers of the Company until attainment of age 65, from and after their retirement, such officers have agreed to provide consulting services to the Company for a period of ten years commencing on the date of such retirement. Pursuant to the agreements, the Company has agreed to pay such officers a fee in the amount of $5,000 per month, in the case of Mr. Tuttle and $3,000 per month in the case of Mr. Murphy, and to pay $1,600 per day in the case of Mr. Tuttle, and $960 per day in the case of Mr. Murphy, for each day of consulting services rendered. The Company has agreed to pay for a minimum of 25 days consulting services. In the event that such officers' employment with the Company is terminated at any time for a reason other than cause (as defined in the agreements) or with or without cause on or after two years of a change of Control (as defined in the agreements) the Company has agreed to pay the monthly fees and 25 day minimum per diem fees for the full term of the agreements.

 Indemnification Agreements

  The Company has entered into Indemnification Agreements with each director and certain officers of the Company including the officers named in the Summary Compensation Table. The Indemnification Agreements provide a number of procedures, presumptions and remedies used in the determination of the right of the director or officer to indemnification. These procedures, presumptions and remedies substantially broaden the indemnity rights of directors and officers beyond that provided by the Company's Amended and Restated Certificate of Incorporation. If an action against an indemnified party is dismissed with or without prejudice, the defense is deemed to have been successful and the indemnification is required to be made. The Indemnification Agreements provide that expenses must be paid within twenty days of the indemnification request (otherwise a determination in favor of the indemnified party is deemed to have been made). If there is a change in control of the Company (as defined in the Indemnification Agreement), the indemnified party is presumed to be entitled to indemnification (although the Company may overcome this presumption). The indemnified party may require that independent counsel make the determination of entitlement and may choose such counsel, subject to objection by the Company on limited grounds. If a determination of entitlement is made, the Company is bound, but if the indemnified party has previously been denied indemnification pursuant to the terms of the Indemnification Agreement he or she is entitled to seek a de novo determination from a court. The Company is precluded from challenging the validity of the procedures and presumptions contained in the Indemnification Agreement in any court proceeding. The Indemnification Agreement covers proceedings brought on or after the date of the execution of the particular Indemnification Agreement, including proceedings based on acts prior to the date of that Agreement.

                             PERFORMANCE COMPARISON

  The graph below compares cumulative total shareholder returns for the Company since public trading began February 26, 1990 with the NASDAQ Market Index and a Peer Group.

                             [GRAPH APPEARS HERE]

- - ----------------------------- FISCAL YEAR ENDING -------------------------------
COMPANY                        1990    1990    1991     1992     1993     1994

AEROVOX INC                    100     82.14   150.00   176.79   225.00   217.86
PEER GROUP                     100     83.64   110.86   192.26   204.97   256.91
BROAD MARKET                   100     88.18   113.21   114.32   137.13   143.97

  Assumes $100 invested on February 26, 1990, the first day of public trading of the Company's Common Stock. The Peer Group consists of American Technical Ceramics Corp., Bel Fuse Inc., CTS Corp., Corcom Inc., Dallas Semiconductor Corp., Del Electronics Corp., Robinson Nugent Inc., The Cherry Corp. and Vishay Intertechnology Inc.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's Compensation Committee consists of three non-employee members of the Board of Directors. The Committee is responsible for reviewing officer compensation arrangements and certain benefit programs.

  For the purpose of comparison, the Committee reviewed survey information on officer salaries outlined by Wyatt Data Services, focusing generally on the "durable goods manufacturing" sector for the Northeast region (New England). Information from this source, rather than salary data from the peer group, was selected for comparison because it is readily available.

  There are three elements of the executive compensation program at Aerovox: base salary, annual incentive bonuses, and stock based awards. The program is designed to attract competent executives, and to motivate them to achieve both the short and long term goals of the Company. The Company believes its compensation program links executive achievement with shareholder interests.

  Executive officer compensation in 1994 was not impacted by section 162(m) of the Internal Revenue Code because compensation levels were below the threshold established by that statute, and the Committee does not expect 162(m) to impact executive compensation in the foreseeable future.

 Base Salary

  Base salaries of executives who have been with the Company for some time are generally in line with the median compensation for comparable positions as outlined in the survey by Wyatt Data Services. Occasionally the Committee has found, however, that higher salaries are required to attract new executives with the requisite technical expertise.

  Decisions on annual increases are based on three factors. First, the Committee makes a subjective appraisal of how well the Company has done within its own industry, considering competitive and economic situations. Secondly, a formal annual review is conducted to evaluate each officer's performance. Finally, if there has been a significant increase in responsibility, this is recognized in salary increase decisions.

 Executive Incentive Bonus Plan

  Under the Company's Executive Incentive Bonus Plan, officers and other members of management may receive cash incentive awards based on a pre-established percentage of the participant's base compensation (with rates ranging from 20% to 50% depending on the individual's level of responsibility) and a targeted Return on Net Assets ("RONA") which is set annually by the Compensation Committee. RONA is calculated by dividing net after tax income by the Company's average net assets (as defined). Payment to any participant is triggered by achievement of at least 75% of this RONA target, and failure to achieve this level of RONA results in no bonus whatsoever. Actual awards may be up to 1.5 times the pre-established rate if RONA exceeds the targeted level.

  Profit alone, however, does not determine the total bonus payout. Fifty percent of the amount earned is discretionary and heavily based on the achievement of specific pre-established individual goals, most of which will have a marked effect on the Company's performance two to three years after the goal is completed. Thus, the score an individual achieves in the Company's formal Goals and Objectives Program, a program under which goals are formulated and achievement evaluated, is an important determinant in the bonus actually paid. The Company believes this Program assures a balance between short term financial performance and long term objectives in an incentive program.

  In 1994, the performance of two of the Company's three operating groups triggered bonus payments. BHC Aerovox exceeded the RONA established for the group and consequently individuals in the group were eligible for maximum bonus awards, in accordance with the individual's level of participation and the score achieved in the Goals and Objectives Program. Aerovox Group performance was just below their targeted RONA level and bonus payments were commensurate with this achievement. As a result of the poor performance of the Aero M Group, bonuses were not awarded to individuals in this group. This latter group's performance had a sufficiently negative effect on the Company that only minimum payments were authorized to corporate participants, essentially recognizing effort only.

 Stock Incentive Plan

  The third element of the Company's executive compensation program is the Stock Incentive Plan. Under this Plan, employees who contribute to the management, growth and profitability of the Company are eligible to receive stock options which vest over a five year period. The Compensation Committee considers that ownership of securities encourages management to have a propriety interest in the long-term success of the Company, which ultimately enhances shareholder value. In order to encourage significant ownership of the Company's stock in connection with its Stock Incentive Plan, the Board of Directors has determined that with respect to options granted after March 2, 1993, options will not become exercisable unless an employee owns, at the time of exercise, a number of shares equal to at least 40% of the aggregate number of shares acquired by previously exercised options granted after March 2, 1993.

  Guidelines for option awards were established at the inception of the program in 1989. The awards are commensurate with the participant's ability to effect the profitability of the Company. Awards established for each level of responsibility are as follows: options for 100,000 shares for the CEO; 40,000 for the CFO and subsidiary presidents; 10,000 to 35,000 for other officers; and 2,500 to 10,000 for key engineering, marketing, administrative and manufacturing personnel. The exercise price of each option is determined by the Compensation Committee, but may not be less than 100% of the fair market value of the shares on the date of grant.

 Chief Executive Officer Compensation

  In 1994, Clifford H. Tuttle Jr., Chairman of the Board and Chief Executive Officer ("CEO") was paid a base salary of $287,558, reflecting a 17.7% (annualized) increase over his 1993 base salary. The Committee awarded Mr. Tuttle this increase to bring his salary more in line with the median CEO salary levels reported by companies of comparable size based on Wyatt Data Services information and the fact that the Company had performed well in 1993.

  Mr. Tuttle earned an incentive bonus award of $52,807 for the year, which was a minimum payment under the Incentive Bonus Plan in which Mr. Tuttle had a participation rate of 50% of base salary. Mr. Tuttle's total compensation for 1994 was $340,365. While total compensation data is not available for all the companies in the peer group, the data we do have would indicate Mr. Tuttle's total compensation is well below the average for the group.

  The foregoing chart and textual and tabular descriptions provide details of the payments and programs referenced in this report. The industry peer group selected for the five year cumulative return comparison is a broad group which covers electronic and electrical equipment component companies with markets similar to Aerovox's.

John F. Brennan
William G. Little
Herbert J. Rowe, Chairman

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of February 17, 1995, certain information regarding the Common Stock ownership of the Company's current directors and nominees, the named executive officers and of all directors and executive officers of the Company as a group. Except as indicated below, all of the shares listed are held by the persons named with both sole voting and investment power.

                                                           AMOUNT AND
                                                           NATURE OF
        NAME OF                                            BENEFICIAL   PERCENT
     BENEFICIAL OWNER                                     OWNERSHIP(1)  OF CLASS
     ----------------                                     ------------  --------
     Clifford H. Tuttle..................................   131,362        2.5%
     Ronald F. Murphy....................................    47,917          *
     John F. Brennan.....................................    10,165          *
     Philip J. Fox.......................................    50,192          *
     James B. Hangstefer.................................    49,165          *
     Dennis Horowitz.....................................       --
     Peter B. Kirschmann.................................    14,219          *
     William G. Little...................................     3,500          *
     Benedict P. Rosen...................................       --
     Herbert J. Rowe.....................................    12,165          *
     Earl B. Sherman.....................................    39,394          *
     John L. Sprague.....................................     6,290          *
     Kenneth F. Yontz....................................    95,116        1.8%
     All directors and executive officers as a group (19
      persons)...........................................   535,907(2)    10.2%

    --------
 * Less than 1%.

(1) Includes the following number of shares issuable pursuant to options currently exercisable or exercisable within sixty days: Messrs. Tuttle:
    50,000; Murphy: 40,000; Brennan: 4,165; Fox: 35,000; Hangstefer: 4,165;
    Kirschmann: 14,000; Rowe: 4,165; Sherman: 32,000; Sprague: 3,790; and
    Yontz: 6,116.
(2) Includes 269,823 shares issuable pursuant to options currently exercisable or exercisable within sixty days.

  As required by the Securities and Exchange Commission rules under Section 16 of the Securities and Exchange Act of 1934, the Company notes that during 1994 one director inadvertently filed an untimely report on a transaction in the Company's common stock: Kenneth F. Yontz, one report regarding the sale of 1,000 shares.

  The only persons or entities known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock are as follows:

                                                            AMOUNT AND
                                                            NATURE OF
NAME AND ADDRESS                                            BENEFICIAL  PERCENT
OF BENEFICIAL OWNER                                        OWNERSHIP(1)  CLASS
- - -------------------                                        ------------ -------
Texas Art Supply Co.......................................  503,934(a)    9.7%
 910 Travis Street, Suite 2030
 Houston, TX 77002
William D. Witter, Inc....................................  548,574(b)   10.5%
 One Citicorp Center
 153 East 53rd Street
 New York, NY 10022

- - --------
(a) Texas Art Supply Co., Louis K. Adler, Marc F. Adler, and the Adler Foundation beneficially own, with sole voting and dispositive power, 475,300 shares, 18,500 shares, 10,000 and 134 shares, respectively. Texas Art Supply Co. is a wholly owned subsidiary of Westlane Corporation. Louis
    K. Adler is President of both Texas Art Supply Co. and Westlane Corporation. Gail F. Adler, the wife of Louis K. Adler, is

   Vice President of both Texas Art Supply Co. and Westlane Corporation. Louis
   K. Adler and Gail F. Adler are the only directors of both Texas Art Supply Co. and Westlane Corporation. Louis K. Adler, Gail F. Adler and Marc F. Adler are three of the four Trustees of the Adler Foundation. Marc F. Adler is the son of Louis and Gail Adler. Westlane Corporation may be deemed to be the indirect beneficial owner of shares of Aerovox Common Stock owned by Texas Art Supply Co. and, as such, could be regarded as sharing with Texas Art Supply Co. investment and dispositive power with respect to such shares. Westlane Corporation disclaims beneficial ownership of any of the shares of Aerovox Common Stock held by Texas Art Supply Co.
(b) Sole voting power: 545,574 shares. Shared dispositive power: 3,000 shares.

                               OTHER INFORMATION

OUTSTANDING SHARES

  Only shareholders of record at the close of business on March 14, 1995, are entitled to notice of and to vote at the meeting. There were 5,232,350 shares of Aerovox Common Stock ("Common Stock"), $1.00 par value, outstanding on that date, each of which is entitled to one vote.

QUORUM, REQUIRED VOTES AND METHOD OF TABULATION

  Consistent with state law and under the Company's Bylaws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

  The three nominees for election as Class III directors at the Annual Meeting who receive the greatest number of votes present and entitled to vote for the election of such directors shall be elected. A majority of the votes present and entitled to vote on the matter is necessary to approve Proposal 2.

  The election inspectors will count the total number of votes cast "for" approval of the increase in reserved shares for purposes of determining whether sufficient affirmative votes have been cast. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes have any effect on the outcome of voting on the matter.

AUDIT MATTERS

  A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

  The Company intends to request proposals for auditing services in 1995, including a proposal from Coopers & Lybrand L.L.P., and therefore has not yet selected an independent public accountant for the current year.

SHAREHOLDER PROPOSALS

  In order for any proposal that a shareholder intends to present at the next Annual Meeting of Shareholders to be eligible for inclusion in the Company's proxy material for that meeting, it must be received by the Company no later than December 2, 1996.

OTHER BUSINESS

  The Board of Directors knows of no business that will come before the meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

  The Board of Directors encourages you to have your shares voted by signing and returning the enclosed form of proxy. The fact that you will have returned your proxy in advance will in no way affect your right to vote in person should you find it possible to attend. However, by signing and returning the proxy you have assured your representation at the meeting. Thank you for your cooperation.